EXHIBIT 10.1

FIRST AMENDMENT
ZIONS BANCORPORATION PENSION PLAN
(As Restated Effective January 1, 2002)

This First Amendment to the Zions Bancorporation Pension Plan as restated effective January 1, 2002 (the "Plan") is made and entered into this 28th day of June 2013, by Zions Bancorporation, hereinafter referred to as the "Employer."

W I T N E S S E T H:

WHEREAS the Employer has previously entered into the Plan, which Plan has been restated and amended in its entirety effective January 1, 2002 to incorporate all amendments adopted through December 31, 2010; and

WHEREAS the Employer has previously amended the Plan effective for plan years commencing after December 31, 2002 to cease all future earnings credits to the Cash Balance Accounts of all participants other than Grandfather and Great-Grandfather Participants; and

WHEREAS the Employer has determined that the number of Grandfather and Great-Grandfather participants who currently continue to accrue benefits under the Plan is small enough that the Plan may soon fail to satisfy the requirements of IRC §401(a)(26); and

WHEREAS the Employer has further determined that unless the Plan is amended immediately to cease providing earnings credits to the Cash Balance Accounts of the Grandfather and Great-Grandfather Participants in the Plan, the failure of the Plan to satisfy the requirements of IRC §401(a)(26) will cause the Plan to lose its qualified status under the Internal Revenue Code ; and

WHEREAS the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS the Employer has determined that it is now in the best interests of the Plan and all participants to amend the Plan for the purpose of freezing all future earnings credits to the Cash Balance Accounts of Grandfather and Great-Grandfather participants, effective July 1, 2013; and

WHEREAS the Employer has timely provided all required notices to affected Grandfather and Great-Grandfather participants that effective July 1, 2013, all future earnings credits to their Cash Balance Accounts under the Plan will be frozen;

NOW THEREFORE, in consideration of the foregoing premises, the Employer adopts the following amendments to the Plan (amended language is marked in bold italics):

1.	Section 3.2 is amended to add the following new subsection (h) at the end thereof:

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h)
From and after June 30, 2013, no Cash Balance Account of any Grandfather or Great-Grandfather Participant shall accrue any further contribution or Earnings Credit under this Section 3.2. This subsection shall superede any provision of Article IV that might otherwise be deemed to provide continuing accrual of benefits to any Grandfather or Great-Grandfather Participant under Section 3.2.

1.	Section 2.1 of Appendix III is amended to add the following at the end thereof:

As of June 30, 2013, no Participant shall earn any further credited service for purposes of benefit accrual under the Minimum Accrued Benefit as otherwise defined in this Appendix III.

2.	This First Amendment to the Plan shall be effective as June 30, 2013, and for Plan Years commencing after that date, unless another effective date is specified therein.

3.	In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Employer has caused this First Amendment to the Plan to be duly executed as of the date and year first above written.

"EMPLOYER"

ZIONS BANCORPORATION

By: /s/ Diana M. Andersen
Name: Diana M. Andersen
Title: SVP & Director of Corp Benefits

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